 FOR IMMEDIATE RELEASE
AMEX: WOC

Wilshire Enterprises, Inc. Terminates Merger Agreement with NWJ Apartment Holdings Corp., an affiliate of NWJ Companies, Inc.

Board of Directors Adopts Qualified Offer Plan Rights Agreement

NEWARK, N.J., December 4, 2008 –Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (Amex: WOC) announced today that it has terminated the Agreement and Plan of Merger, dated as of June 13, 2008 (the "Merger Agreement"), among the Company, NWJ Apartment Holdings Corp. ("Parent") and NWJ Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to the terms of the Merger Agreement.

Wilshire was informed by NWJ Apartment Holdings Corp. that in the current economic and lending environment, it was not able to secure the financing of the Company's residential properties required to close the merger with the Company.

"While we are disappointed that NWJ was unable to secure financing to close the merger, we are exploring a variety of actions that would allow Wilshire to take advantage of current conditions in the real estate market and ultimately deliver enhanced value for our shareholders. We hope to publicly announce our plans in the near future," said Chairman and Chief Executive Officer Sherry Wilzig Izak.

Qualified Offer Plan Rights Agreement
Wilshire also announced that its Board of Directors has adopted a Qualified Offer Plan Rights Agreement. “Given the extraordinary circumstances in the credit and equity markets, Wilshire’s Board of Directors has adopted a Rights Agreement to protect shareholders from the possibility of an abusive buy-out attempt that does not deliver fair value for Wilshire’s assets,” Izak said.

Pursuant to the Rights Agreement, the Board has declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of the Company's common stock, par value $1.00 per share. The dividend is payable on December 15, 2008 to stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $1.00 per share, of the Company (the "Preferred Stock") at a price of $6.50 per one one-thousandth of a share of Preferred Stock, subject to adjustment. Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

Under the Rights Agreement, the rights are exercisable upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has become an "Acquiring Person" or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of Common Stock. Except in certain situations, a person or group of affiliated or associated persons becomes an Acquiring Person upon acquiring beneficial ownership of 20% or more of the outstanding shares of Common Stock. Subject to certain exceptions, any person or group of affiliated or associated persons owning 20% or more of such shares as of the time of this announcement shall not be deemed to be an Acquiring Person unless and until such time as such person or group shall, after the time of this announcement, become the beneficial owner of any additional shares of Common Stock.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of Common Stock having a market value of two times the exercise price of the Right.

The Rights will not become exercisable in connection with a “Qualified Offer,” which is an all-cash tender offer for all outstanding Common Stock that is fully financed, remains open for a period of at least 60 business days, results in the offeror owning at least 85% of the Common Stock after consummation of the offer, assures a prompt second-step acquisition of shares not purchased in the initial offer at the same price as the initial offer and meets certain other requirements.

In connection with the adoption of the Rights Agreement, the Board of Directors also adopted an annual independent director evaluation mechanism. Under this mechanism, an independent Board committee will review, on an ongoing basis, the Rights Agreement and developments in rights plans generally, and, if it deems appropriate, recommend modification or termination of the Rights Agreement. This independent committee will report to Wilshire Enterprises, Inc.’s Board at least once a year as to whether the Rights Agreement continues to be in the best interests of Wilshire Enterprises, Inc.’s stockholders.

A copy of the Rights Agreement is being filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.

FORWARD-LOOKING STATEMENT:

Any non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. The potential risks and uncertainties include, among others, general economic conditions, industry specific conditions and the possibility that Wilshire may be adversely affected by other economic, business, and/or competitive factors, as well as other risks and uncertainties disclosed in Wilshire's 2007 Annual Report on Form 10-K and in its definitive proxy materials filed with the Securities and Exchange Commission.

Company Contact:	Sherry Wilzig Izak, Chairman, 201-420-2796
Agency Contact:	Neil Berkman, Berkman Associates, 310-826-5051